BEAR HILLS CASINO

MANAGEMENT AGREEMENT

ALAIN J. DUBUC
DUBUC-OSLAND
BARRISTERS AND SOLICITORS
204, 265 Carling Avenue
Ottawa, ON
K1S 2E1
(613-236-3360)

TABLE OF CONTENTS

MANAGEMENT AGREEMENT

THIS AGREEMENT is made effective as of the 12 day of January, 2011.

AMONG:

BEAR HILLS CHARITABLE FOUNDATION
a company incorporated pursuant to the *Societies Act* of the Province of Alberta,
(herein, 'Bear Hills Charitable Foundation')

OF THE FIRST PART

and

BEAR HILLS CASINO INC.
a company incorporated pursuant to the laws of Canada,
(hereinafter, 'Bear Hills Casino')

OF THE SECOND PART

- and -

THE LOUIS BULL TRIBE
as represented by its Chief and Council, of Hobbema, Alberta
(hereinafter, the 'Tribe')

OF THE THIRD PART

677626 ALBERTA LTD.
a company incorporated pursuant to the laws of Alberta
(hereinafter, '677626 Ltd.')

OF THE FOURTH PART

- and -

DENNIS PIOTROWSKI, IN TRUST
for a company to be formed pursuant to the laws of the State of Nevada,
Untied Stated of America
(hereinafter, 'Management')

OF THE FIFTH PART

1. **Recitals**

1.1 Bear Hills Charitable Foundation, whose membership consists solely of all the members of the Tribe, is the designated charity for the Casino (as defined herein) and will hold the casino license issued by Alberta Gaming and Liquor Commission and

assign the same to Bear Hills Casino in accordance with its terms and subject to any restrictions and limitations associated with the said casino license.

1.2 Bear Hills Casino is a company all of whose shares are held in trust for the Tribe and is recognized as eligible by the Province of Alberta to own and operate a gaming facility.

1.3 The Tribe will provide the real property on Louis Bull Indian Reserve #138B described legally as the S1/2 of Section 19, Twp. 45, Range 25, W.4M and 677626 Ltd. will provide the Bear Hills Service Centre and recreational vehicle park which is legally described as the N.E. ¼ Section 24-26-45-W4, Hobbema, Province of Alberta, Canada (hereinafter collectively referred to as the 'Property" for the development, construction and operation of a casino, dining facility, gas bar, garage, recreational vehicle park and camping facilities together with amenities relating thereto (herein collectively the 'Casino').

1.4 RotateBlack Inc. is the registered owner of all shares in the capital stock of Management and has the financial resources and expertise to fund, develop, construct and operate the Casino together with all amenities relating thereto.

1.5 The Tribe desires to use the Property and to construct and operate the Casino to improve the economic conditions of its members, to enable it to better serve the social, economic, educational, and health needs of the Tribe, to increase tribal revenues, to enhance the Tribe's economic self-sufficiency and to provide significant financial resources to the Tribe.

1.6 Bear Hills Casino is seeking technical experience and expertise for the operation of the Casino, and instruction for members of the Tribe in the operation of the Casino, and it is acknowledged that Management can supply and has such experience, expertise, and instruction.

1.7 The term of this Agreement will commence on the date Bear Hills Charitable Foundation receives a license for the Casino and all related necessary approvals from Alberta Gaming and Liquor Commission (the 'Effective Date') and shall continue for a term which shall be the greater of twenty (20) years or such date at which all monies advanced to Bear Hills Charitable Foundation, Bear Hills Casino, the Tribe or 677626 Ltd., as the case may be, by Rotate Black Inc. relating directly or indirectly to the Casino are repaid in full or for such other term as otherwise agreed to by the parties hereto (hereinafter, the 'Term').

1.8 Bear Hills Casino is desirous of vesting in Management the right and obligation to develop, construct, manage, operate and maintain the Casino in conformance with the provisions of this Agreement as provided for herein.

1.9 Management is desirous of performing the functions described above.

2. **Definitions and Interpretation**

As they are used in this Agreement, the terms listed below shall have the meaning assigned to them in this Section:

2.1 **Casino**

The 'Casino' is a facility authorized to engage in gaming and any other lawful commercial activity allowed on the Property. Bear Hills Casino shall have the sole proprietary interest in and responsibility for the conduct of all gaming activities conducted by the Casino, subject to the rights and responsibilities of Management under this Agreement.

2.2 **Construction Agreement**

The 'Construction Agreement' is the agreement that is intended to delegate all necessary or appropriate rights and powers to Management as the sole agent for Bear Hills Casino to plan, finance, construct the Casino contemplated by this Agreement. Such improvements, including, but not limited, to a building, shall be constructed on the Property.

2.3 **Facility**

The 'Facility' shall mean the building and amenities located on the Property. Title to the Facility will be held by the Tribe or Bear Hills Casino and, in connection therewith, the Tribe agrees to obtain a designation of the lands pursuant to the provisions of the *Indian Act*, R.S.C. 1985, as amended for that portion of the Property located on I.R. #138B as soon as possible after Bear Hills Charitable Foundation has been approved for a licence to operate a Casino at the Property by Alberta Gaming and Liquor Commission. The estimated cost of the aforementioned Facility and amenities is approximately Fourteen Million ($14,000,000) Dollars ('Loan') or such amount as Management and Louis Bull shall agree upon with the cost of the Loan to bear interest at Royal Bank of Canada prime plus two (2) percent per annum.

2.4 **Funds**

All dollar amounts referred to in this Agreement are in lawful money of Canada.

2.5 **General Contractor**

'General Contractor' shall mean the person or entity selected by the Managing Officer and approved by Bear Hills Casino who is a general contractor experienced in the construction of commercial buildings and appurtenant structures and service facilities and is capable of furnishing a performance and payment bond of not less than Fourteen Million ($14,000,000.) Dollars or such amount as Management and Louis Bull shall deem appropriate.

2.6 **General Manager**

'General Manager' shall mean the person selected by Management, from time to time, and approved by Bear Hills Casino, who has experience in the operation, maintenance and accounting for a gaming facility and who can furnish a personal fidelity bond of

1.9 Management is desirous of performing the functions described above.

not less than One Hundred Thousand ($100,000.) Dollars. Said General Manager shall be employed by Bear Hills Casino and shall be the person responsible for and with the necessary authority for carrying out the duties and responsibilities of Management, as set forth in Section 5 of this Agreement, in connection with the operation of the Facility.

2.7 **Gross Receipts**
'Gross Receipts' shall mean the total revenues received from all sources and activities on the Property excluding loan proceeds.

2.8 **"Gross Revenues"** shall mean all profits from any businesses or activities on the Property and, without limiting the generality of the foregoing, shall include all gross revenues from the Bear Hills Service Centre and the recreational vehicle park and any other amenities or services supporting or related, either directly or indirectly, to the Casino whether the same is or is not located on the Property.

2.9 **Loan Agreements**
'Loan Agreements' shall mean the loan agreement, mortgage securities, guarantees and such other security in support of the loan arrangements as entered into by the parties hereto.

2.10 **Management Committee**
The 'Management Committee' shall be composed of a member of the Tribal Council and another person appointed by the Tribal Council, who may or may not be a member of the Tribe, the Managing Officer of Management and a person designated by such Managing Officer. As a tie-breaker, Alain J. Dubuc, solicitor, shall cast the deciding vote if a tie vote results as to any matter encompassed by this Agreement.

2.11 **Managing Officer**
The "Managing Officer" shall be the Chief Executive Officer of Management or his designee, designated by notice given to Bear Hills Casino in accordance with Section 17.6 of this Agreement.

2.12 **Net Profits**
'Net Profits' shall mean the total amount of monies remaining from the monthly Gross Receipts of the Casino following the payment of all Operating Expenses.

2.13 **Operating Expenses**
'Operating Expenses' shall mean all expenses necessary for the proper operation of the Casino, in a condition and manner typical of other well-run and profitable facilities of a similar nature including but not limited to the following: (1) repayment of principal and interest for loans provided by Management, the Tribe or any lending institution to Bear Hills Casino pursuant to this Agreement; (2) the payment of salaries, wages, and benefit programs for the employees of Bear Hills Casino engaged in the Casino; (3) prizes; (4) materials and supplies for the Casino; (5) utilities; (6)

remodelling, repairs and maintenance of the Casino; (7) interest on instalment contract purchases by the Casino; (8) bonding; (9) advertising; (10) professional fees; (11) security costs; (12) reasonable travel and lodging expenses for officers of Management to inspect and oversee the Casino, subject to the budget agreed upon by Management and Bear Hills Casino; (13) equipment; (14) costs of goods sold; (15) other expenses designated as operating expenses in the annual budget of the Casino as approved by Bear Hills Casino; (16) insurance for the facility, including fire, liability, property damage, theft, loss of profits and other similar types of coverages; (17) expenses specifically designated as Operating Expenses in this Agreement; and (18) such other expenses that may be designated as Operating Expenses by the Management Committee and approved by Bear Hills Casino.

2.14 **Party, Parties**
'Party' and 'Parties' means each of Bear Hills Charitable Foundation, Bear Hills Casino, Louis Bull Tribe, 677626 Alberta Ltd. and their respective successors and permitted assigns.

2.15 **Person**
'Person' means an individual, a corporation, a partnership or any unincorporated organization, and words importing persons have similar meaning.

2.16 **Sections and Headings**
The division of this Agreement into Articles, sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

2.17 **Start-up Expenses and Capital**
'Start-up Expenses and Capital' shall mean all expenses, approved by the Management Committee pursuant to this Agreement, that are necessary to prepare the property for construction of the Facility, to construct and equip the Facility, to train employees, to provide initial marketing and for initial working capital.

2.18 **Tribe**
'Tribe' means the Louis Bull Tribe, I.R. #138B of Hobbema, Alberta.

3. **Covenants**
In consideration of the foregoing Recitals, the parties agree and covenant as follows:

3.1 **Bear Hills Charitable Foundation**
Bear Hills Charitable Foundation:

(1) shall hold the license issued by Alberta Gaming and Liquor Commission and assign the same to Bear Hills Casino in accordance with its terms and subject to any restrictions and limitations associated with the said casino license;

(2) shall supply charitable workers for Bear Hills Casino;

(3) receive Fifteen (15%) Percent of all slot revenue and Twenty-Five (25%) Percent of all table revenue allocated by the Alberta Gaming and Liq uor Commission in connection with the Casino; and

(4) deliver charitable programs to Tribe members either directly or indirectly or through other qualifying Tribal organizations.

3.2 **Tribe and 677626 Ltd.**
The Tribe and 677626 Ltd. shall provide the Property for purposes of developing, constructing and operating the Casino and all amenities relating thereto.

3.3 **Bear Hills Casino**
Bear Hills Casino shall:

(1) be responsible for the construction of the gaming facility during the development phase and will be the operator of the Casino upon opening;

(2) be the beneficial holder of the facility license issued by Alberta Gaming and Liquor Commission and in connection therewith;

(3) receive Fifteen (15%) Percent of all slot revenues and Seventy-Five (75%) Percent of all table games revenue.

3.4 **Management**
Bear Hills Casino hereby retains and engages Management for purposes of managing the Facility and Management accepts such retention and engagement for the Term, commencing upon the Effective Date. Bear Hills Casino retains Management to act solely and exclusively to develop, manage, operate and maintain the Casino. All of the Bear Hills Casino and Management officers and/or key employees shall be licensed as required under applicable law.

3.5 **Establishment and Operation of Management Committee**
Within seven (7) days following the Effective Date, Management and the Tribe shall designate their respective designees to the Management Committee. Thereafter, the Management Committee shall have the obligations and authorities described in this Agreement. In order to be effective, any action of the Management Committee must be the result of agreement of at least one (1) Tribal designee and of at least one (1) Management designee. In the event such agreement cannot be reached, the appropriate action shall be determined by arbitration as provided in Section 14 of this Agreement.

3.6 **Management Compliance with the Tribe's Gaming Control Bylaw**
Management agrees that, if applicable, it will at all times comply with the terms of the Tribe's Gaming Control Bylaw. The Tribe agrees not to pass any laws which directly or indirectly relate to the Casino or impose any taxation or burdens upon the said

Casino without the written consent of Management.

3.7 **Tribe Amendments to its Gaming Control Bylaw**

The Tribe agrees that any amendments made to any Gaming Control Bylaw adopted by the Tribe will be a legitimate effort to ensure that gaming is conducted in a manner that adequately protects the environment, the public health and safety, and the integrity of the Casino. The Tribe agrees that it will not adopt any amendments to that Bylaw which will prejudice Management's rights under either this Agreement, Loan Agreements or any other agreements between the parties hereto.

4. **Construction of the Facility**

Following the Effective Date, Bear Hills Casino, subject to the conditions contained in any Loan Agreements, shall undertake all the steps necessary to construct the Facility, including, without limitation, the following steps:

4.1 **Architect, Materials, Equipment, Labour and Facility**

4.1.1 **Architect and Design**

The parties shall select an architect for designing the Facility and related site development; provided that the design, construction and maintenance of such Facility and site development shall meet or exceed all reasonable minimum standards imposed by applicable laws. The General Contractor employed to construct the Facility shall be responsible for providing all materials, equipment and labour to construct and initially equip the Casino as necessary, including site development, and supervise the construction, renovation or modification of the Facility so as to comply with the terms of the Loan Agreements and related security documents. The General Contractor shall be responsible for constructing the Facility in accordance with the architect's plans and specifications, so that the Facility will be of sufficient size to accommodate safely and comfortably the anticipated number of patrons who will use the Facility, together with sufficient parking, sanitary facilities, office space and refreshment facilities. The design and construction of the Facility will adequately protect the environment and the public health and safety.

4.1.2 **Detailed Plans**

Detailed plans for the construction of the Facility shall be submitted for approval to the Management Committee prior to the commencement of the construction of the Facility.

4.2 **Supervision, Construction, Development and Improvements**

4.2.1 **Supervision and Construction**

Management shall have the responsibility to supervise the completion of all the construction, development, improvements and related activities undertaken pursuant to the terms and conditions of the contract with the General Contractor. The cost for architectural and engineering services, construction of the Facility (including the buildings, structures, furniture and furnishings, initial

supplies, landscaping and parking area), Start-up Expenses and Capital and Working Capital shall not exceed Fourteen Million ($14,000,000.) Dollars without the prior written approval of Bear Hills Casino and Management. Bear Hills Casino, using, in part, funds loaned to it as costs are incurred, under the terms of the Loan Agreements, shall provide all funds necessary for such architectural and engineering services and construction. Any amounts provided by Management to Bear Hills Casino pursuant to this Section 4.2.1 shall be payable and shall accrue interest at a rate and with limitations contained in the Loan Agreements.

4.2.2 **Equipment Acquisition and Cost**

It is acknowledged by the parties hereto:

(a) that the Province of Alberta shall supply and be the owner of certain gaming equipment used in the operation of the Casino; and that,

(b) subject to the provisions of paragraph 4.2.2(a) above, Bear Hills Casino shall obtain all other necessary gaming equipment, provided that the Management Committee may expressly agree that some or all of such equipment may be leased and that in such event the costs of such lease (whether a financing or capital lease) shall be an Operating Expense of the Casino.

4.2.3 **Cost Overruns and Liens**

Management shall have no financial responsibility for cost overruns due to (a) tribal or corporate interference; or (b) force majeure. Bear Hills Casino shall keep the Facility and Property free and clear of all Builders Liens and any other liens resulting from the construction of the Facility. If such lien is claimed or filed, it shall be the duty of Bear Hills Casino to discharge the lien within thirty (30) days after receipt of notice of such a claim, either by payment to the claimant, by the posting of a bond and the payment into the court of the amount necessary to relieve and discharge the Property from such claim, or in any other manner which will result in the discharge of such claim.

4.2.4 **Fire and Safety**

The Facility shall be constructed in compliance with all applicable fire and safety statutes, ordinances and regulations.

4.2.5 **Construction Commencement and Completion**

The construction contract between Bear Hills Casino and the General Contractor shall contain such provisions for the protection of Bear Hills Casino as Management shall deem appropriate, shall provide that construction of the Facility shall commence within sixty (60) days following the granting of all approvals necessary to commence construction, and shall also provide that the General Contractor shall exert its best efforts to complete construction within nine (9) months after the commencement of construction. The General

Contractor shall warrant the construction to be free of defects and unworkmanlike labour for a period of one year subsequent to the date the architect certifies that the Facility is complete.

4.3 **Situs of the Contracts**
All contracts entered into between Bear Hills Casino and anyone or any entity providing services associated with the contemplated Casino shall be subject to all applicable laws and regulations and, to the greatest extent possible, shall take place or be deemed to have taken place on the Louis Bull Reserve.

5. **Business and Affairs in Connection With the Property**

5.1 **Management's Authority and Responsibility**
Once construction of the Facility has been completed, all business and affairs in connection with the financing, construction, day-to-day operation, management and maintenance of the Casino shall be the responsibility of Management, who is hereby granted the necessary power and authority to act in order to fulfil its responsibility pursuant to this Agreement. All financing, improvement and development of the Casino shall be the responsibility of Management and Bear Hills Casino. All financial obligations which arise from the activities contemplated by this Agreement are the burden of Bear Hills Casino and/or the Tribe, as the case may be.

5.2 **Duties of Management**
In managing, operating and maintaining the Casino under this Agreement, Management's duties shall include, but not be limited to the following:

5.2.1 **Manage the Casino**
Management shall use reasonable measures for the orderly administration, management, and operation of the Casino. Management shall not obligate or encumber any funds or assets of the Casino, except as specifically agreed to in writing by the Parties hereto.

5.2.2 **Compliance**
In carrying out its obligations under the management responsibilities, Management agrees to comply with all applicable laws and duly enacted statutes, regulations and Bylaws as applicable from time to time. Bear Hills Casino will also comply with all of the terms of any Loan Agreements, Construction Agreement and this Agreement.

5.3 **Security Force**
Management shall be responsible for providing a security force sufficient to reasonably assure the safety of the customers, personnel, monies and property of the Casino. Such security force shall be comprised of security officers employed directly by the Casino who shall report directly to the General Manager, and each security officer shall be bonded in sufficient amounts commensurate with their enforcement duties and obligations. The costs of such security service shall be included as an

approvals necessary to commence construction, and shall also provide that the General Contractor shall exert its best efforts to complete construction within nine (9) months after the commencement of construction. The General

Operating Expense of the Casino.

5.4 **Cessation or Impossibility of the Casino**

If (a) during construction, the Facility is damaged by fire, war or other casualty or by an act of God; or (b) after opening for business the Casino ceases operations as a result of a decision of a court of competent jurisdiction, by operation of any applicable legislation or due to fire, war, other casualty, or an act of God; Management shall have the following options:

5.4.1 **Maintenance of the Facility**

Management shall have the option to continue its interest in this Agreement, as applicable, and to commence or recommence the operation of gaming at the Facility if at some point during the term of this Agreement such commencement or recommencement shall be legally and commercially feasible in the judgment of Management.

5.4.2 **Repair or Replacement Option**

If the Facility is damaged or destroyed so that gaming can no longer be conducted at the Facility, Management may, in its sole discretion, within sixty (60) days after the casualty, choose to reconstruct the Facility to a condition where gaming can once again be conducted at the Facility. If Management elects to reconstruct the Facility and if the insurance proceeds are insufficient to reconstruct the Facility to a condition where gaming can once again be conducted at the Facility, Management and the Tribe shall supply such funds reasonably necessary to reconstruct the Facility to such condition and shall have the sole right to adjust and settle any and all claims for such insurance proceeds. Should Management use any funds of its own beyond those provided by insurance proceeds, such funds shall be considered a further loan to Bear Hills Casino and, as a consequence, shall become part of the repayment obligation of Bear Hills Casino to Management under the Loan Agreements. If the insurance proceeds are not used to repair the Facility, Bear Hills Casino shall have the sole right to adjust and settle any and all claims for such insurance proceeds and such proceeds shall be first applied to the amounts due under the Loan Agreements and any surplus funds shall be distributed to Bear Hills Casino. In either event Management may elect to terminate this Agreement under the provisions of this Section.

5.4.3 **Recommencement of Gaming**

If after the term of this Agreement has commenced, and after a period of cessation of gaming at the Facility, the recommencement of gaming is possible, and if Management has not terminated this Agreement under the provisions of this Section, then all provisions of this Agreement shall also recommence and the period of such cessation shall not be deemed to have been part of the term of this Agreement and the date of expiration of the term of this Agreement shall be extended by the number of days of such cessation period. Any reasonable

payments made to any third party, including legal fees, to eliminate rights acquired in the Property, Facility or Casino during the period of cessation of gaming at the Facility shall be deemed an Operating Expense of the Casino

5.5 **Alcoholic Beverages and Tobacco Sales**

During the term of this Agreement, alcoholic beverages may be served and tobacco sold on the Property.

5.6 **Training and Management**

5.6.1 **General Manager**

Management shall, with the approval of Bear Hills Casino, which approval will not be unreasonably withheld or delayed, select the General Manager, who shall be employed by Bear Hills Casino and assigned to the operation and management of the Casino on a full time basis during the term of this Agreement. The salary and employment benefits paid to such person shall be an Operating Expense of the Casino, whether that salary and those benefits are in the form of an hourly wage, bonuses for performance or some other form. The General Manager and the person selected by the General Manager to be in charge of the money room in the Facility shall each be bonded or covered by crime insurance in a minimum amount of One Hundred Thousand ($100,000.) Dollars.

5.6.2 **Accountant**

The parties hereof shall select and employ a qualified accountant who will be in charge of and responsible for the accounting and auditing of all receipts, disbursements, and cash management of the Casino. The accountant shall be employed by Bear Hills Casino on a full-time or less than full-time basis during the term of this Agreement, depending on the requirements of the Casino. The cost of the accountant shall be paid by the Bear Hills Casino as an Operating Expense. In addition, an annual certified audit of the Casino shall be conducted by a firm of Chartered Accountants licensed to practice in the Province of Alberta provided the said firm is approved by the Management Committee (herein, 'Audit Accountants'). Such audits shall be sent, as required, by Bear Hills Casino to all applicable provincial or other agencies. The cost of such audits shall also be an Operating Expense of the Casino.

5.6.3 **Training Aid**

Management will select individuals to be employed by Bear Hills Casino to work for the Casino to carry out a program of instruction for job applicants accepted for employment, to supervise the job applicants accepted for employment, and to provide opportunity for upward mobility in employment. The salary and employment benefits paid to such individuals shall be an Operating Expense of the Casino.

5.7 **Budget**

Management shall not make any expenditures from funds or assets of the Casino except as set forth in an annual budget approved by Bear Hills Casino and Management. The annual budget shall include projected Operating Expenses, capital expenditures and contingent liabilities. Following approval of the quarterly operating budget, Management shall be authorized to make budget expenditures without further approval and shall be authorized a margin of excess from such budget not to exceed ten percent (10%) during any year of operation.

5.8 **Employees**

5.8.1 **Responsibility**

It is understood and agreed that Management shall provide the Casino with personnel management and, subject to the provisions of Sections 5.6.2, 5.8.2, 5.8.3, 5.8.4 and 5.8.5 of this Agreement, shall have the exclusive responsibility and authority to direct the selection, control and discharge of all personnel performing regular services in connection with the maintenance, operation, and management of the Casino and any activity upon the Property. All such employees shall receive compensation for their services.

5.8.2 **Tribal Preference and Wages**

In order to maximize benefits of the Casino to the Tribe, Management shall, during the term of this Agreement, give preference in recruiting, training, and employment to Tribal members in all job categories of the Casino, including management positions. Management shall, pursuant to Tribal law, provide the Tribe with written notice of all job openings before accepting applications for any positions, and shall provide special training programs under Section 5.6.3 of this Agreement for Tribal members. To the extent that qualified Tribal members are not available to fill a position, preference in employment shall be given to qualified members of any other Indian tribes as agreed to in writing between the parties hereto.

5.8.3 **Employee Background Check**

A background check shall be conducted by Management on each applicant prior to his or her being hired by Bear Hills Casino, and no individual shall be hired in violation of any applicable law.

5.8.4 **Personnel Policy**

Management shall prepare a draft of personnel policies and procedures, including a job classification system with salary levels and scales, which policies and procedures shall be presented by the General Manager to the Management Committee for review and approval. The personnel manual also shall include a grievance procedure in order to establish fair and uniform standards for the employees of Bear Hills Casino engaged in the Casino. Any revisions to the personnel policies and procedures shall not be effective unless they are approved in the same manner as was the original manual.

5.8.5 **Procurement Policy**

Management shall prepare a draft of procurement policies and procedures, which policies and procedures shall be presented by the General Manager to the Management Committee for review and to Bear Hills Casino for approval. Any revisions to the procurement policies and procedures shall not be effective unless they are approved in the same manner as were the original policies and procedures. In all purchasing for the Casino, Management shall give preference to qualified Tribal members and to business entities certified by the Tribe to be controlled by the Tribe or Tribal members provided the prices and services are reasonably competitive in the sole opinion and judgment of Management.

5.8.6 **No Wages or Salaries**

Neither Management, nor any of its officers, directors, partners, limited partners or shareholders shall be compensated by wages from or contract payments by Bear Hills Casino for their efforts or for any work which they perform under this Agreement. Management's share of Net Profits under this Agreement, and the interest income earned under the Loan Agreements paid to Management, shall constitute the exclusive sources of compensation to such persons for their efforts under this Agreement.

5.9 **Cash Management**

Management shall install systems for the monitoring of all funds, which systems shall be submitted in advance of implementation to the Management Committee for approval. Any changes in such systems after commencement of operations of the Facility also shall be subject to review and approval by the Management Committee. Management shall have the right and duty to maintain and police the systems for cash management in order to prevent any loss of proceeds from the Casino. Bear Hills Casino, accompanied by the General Manager, shall have the right to inspect and oversee the systems at all times. Bear Hills Casino also shall have the right to be present and count or oversee the counting of the cash revenues on a daily basis.

5.10 **Bank Accounts**

Bear Hills Casino shall select a bank for the deposit and maintenance of funds. The Management Committee shall establish such bank accounts as it deems appropriate, including a general account (the 'General Account'). Management shall retain all responsibility and authority for making all payments from the General Account and shall provide Bear Hills Casino with a monthly report on all expenditures from all bank accounts relating to the Casino. Except for the Cash Contingency Reserve Fund established pursuant to Section 5.10.4 of this Agreement, the balance of the General Account at the end of each month shall be divided and distributed between Bear Hills Casino and Management as provided in Section 7 of this Agreement.

5.10.1 **Daily Deposits to General Account**

Management shall collect, receive and receipt all gross sales, revenues, and any other proceeds connected with or arising from the operation of the Casino, the sale of all products, food and refreshments, and all other activities on the Property, and deposit them into the General Account at such times as determined by Management. All money received by the Casino on each day that it is open must be counted at the close of operations for that day or at least once during each twenty-four (24) hour period. It is recognized that on very few occasions the money count and daily deposit procedure may require forty-eight (48) hours. Adequate security shall be provided in transporting the funds to the bank. The parties hereto agree to obtain a bonded transportation service to effect the safe transportation of the daily receipts to the bank, if such service is available at a reasonable cost, which expense shall be deemed an Operating Expense.

5.10.2 **Operating Expenses**

Management shall, consistent with and pursuant to the approved annual budget, have responsibility and authority for making all payments for Operating Expenses from the General Account as defined in this Agreement.

5.10.3 **Cash Disbursements**

Management shall be entitled to make cash disbursements for any reason whatsoever including for the payment of cash prizes or refunds to customers in the ordinary course of business provided that a written record of the same is kept. Any and all other payments or disbursements by Management shall be made by check drawn against the General account or by electronic money transfers. The General Manager shall have the obligation to promptly file any reports of gaming winnings and the names of winners as may be required by the law.

5.10.4 **Cash Contingency Reserve Fund**

The Casino may maintain a Cash Contingency Reserve Fund and a petty cash fund, the amounts of which shall be amended annually by Bear Hills Casino and Management in conjunction with the establishment of the annual operating budget, or more often as mutually agreed and approved by the Management Committee. The Cash Contingency Reserve Fund shall initially be deposited in the General Account and shall be used to provide the initial cash prize reserve fund. The petty cash fund shall be used for miscellaneous small expenditures of the Casino and shall be maintained at the Facility.

5.11 **Best Efforts**

Management shall devote its best efforts to the fulfilment of its duties outlined in this Agreement and the Construction Agreement.

5.12 **Accounting and Books of Account.**

5.12.1 **Statements**

Management shall prepare and provide to Bear Hills Casino comparative financial statements monthly, quarterly and annually of all sales, revenues, and all other amounts collected and received, and all deductions and disbursements made therefrom in connection with the Casino and in conformance with the budget. The Audit Accountants shall perform an annual audit of the Casino. The costs incurred for such audits shall be an Operating Expense of the Casino. Such audits shall be provided by Bear Hills Casino to all applicable governmental agencies as required by law, and may be used by Management for reporting purposes, if required.

5.12.2 **Books of Account**

Management shall maintain full and accurate books of account at an office in the Facility or at such other location as may be agreed upon by the Management Committee. The books and the records shall be maintained on an accrual - basis, modified to include inventories, prepaid insurance premiums, accrued incentive compensation, accrued progressive jackpot pay out, accrued payouts, and any other assets or liabilities. Bear Hills Casino shall have access to the daily operations of the Casino and shall have the right to inspect, examine and copy all such books and supporting business records during normal business hours. Such rights may be exercised through an agent, employee, attorney or independent accountant acting on behalf of Bear Hills Casino.

6. **Liens**

The Tribe and Bear Hills Casino herein specifically warrant and represent to Management that during the term of this Agreement, the Tribe and Bear Hills Casino shall not act in any way whatsoever, either directly or indirectly, to cause any party to become an encumbrancer or lienholder of the Property or Facility or obtain any interest in this Agreement, without the prior written consent of Management. Management herein specifically warrants and represents to Bear Hills Casino that during the term of this Agreement, Management shall not act in any way whatsoever, either directly or indirectly, to cause any party to become an encumbrancer or lienholder of the Property or Facility or obtain any interest in this Agreement, without the prior written consent of Bear Hills Casino.

7. **Compensation and Reimbursement**

Within fifteen (15) days after the end of each calendar month of operations, Management shall calculate and report to Bear Hills Casino the Gross Receipts, Operating Expenses, and Net Profits of the Casino for the previous month's operation. Such Net Profits, less any amount needed to maintain a Cash Contingency Reserve Fund as previously agreed upon by the Management Committee, shall be allocated as set forth below, subject to distribution in the priorities set forth in this Section. The actual distribution of funds shall be made according to the following priority distribution scheme:

7.1 **Distribution of Net Profits**

Notwithstanding anything contained herein to the contrary, in order to comply with the current charitable guidelines promulgated by the Province of Alberta for Native Gaming, all revenue from the Casino shall be distributed as follows:

(a) Slot Revenue:

-	to the Bear Hills Casino (operator)	15%
-	to Bear Hills Charitable Foundation (charity)	15%
-	Tribe (host First Nation)	30%
-	First Nation Development Fund	10%
-	Alberta Lottery Fund	30%

(b) Live Games:

-	to Bear Hills Casino (operator)	75%
-	to Bear Hills Charitable Foundation (charity)	25%

From the revenue distributed to Bear Hills Casino, Bear Hills Charitable Foundation and the Tribe for both slot revenues and live games, Management shall receive Thirty (30%) Percent of the same. In addition, Management shall receive Thirty (30%) Percent of all profits from any businesses or activities on the Property and, for greater clarity and without limiting the generality of the foregoing, this shall also include all profits from the Bear Hills Service Centre and the recreational vehicle park and any other amenities or services supporting or related either directly or indirectly to the Casino whether the same is or is not located on the Property.

7.2 **Alberta Guidelines**

At all times during the term of the Agreement, the parties shall comply with the guidelines for gaming issued by the Province of Alberta for Native Gaming.

7.3 **Conflict**

Should this Section 7 conflict with the provincial or federal law or regulations or guidelines, it shall be amended accordingly.

8. **Warranties**

8.1 **Warranties**

Management and the Tribe and/or Bear Hills Casino each warrant and represent that they shall not act in any way whatsoever, either directly or indirectly, to cause this Agreement to be altered, amended, modified, cancelled, or terminated, or attempt to assign or transfer this Agreement or any right to or interest in this Agreement, without the consent of the other party not to be unreasonably withheld.

8.2 **Interference in Tribal Affairs**

It is understood and agreed that Management, acting as manager for the Casino, shall not directly or indirectly interfere with the internal affairs of the Tribe, its members, or its government. Matters of an operational or management nature will be determined by

Management; provided, however, Management shall not have the power to determine matters beyond the scope of the Casino.

9. **Grounds for Termination**

9.1 **Voluntary Termination and Termination for Cause**

This Agreement may be terminated:

9.1.1 upon the mutual written consent and approval of all Parties hereto; or

9.1.2 by either party if the other party commits or allows to be committed any material breach of this Agreement and any ancillary agreement including the Loan Agreements and Construction Agreement. A material breach of this Agreement shall mean a serious violation of the terms of this Agreement and shall include, but not be limited to, a failure of either party to perform a significant duty or obligation for any twenty (20) consecutive day period. Either party must give the defaulting party written notice of its intention to declare a default and to terminate and the defaulting party shall thereafter have thirty (30) days to cure or take steps to cure or substantially cure the default within thirty (30) days after receipt of such notice. In the event that the defaulting party fails to cure, the default or breach must be submitted to Arbitration pursuant to the provisions of paragraph 14 of this Agreement in order to effectuate a termination.

9.1.2.1 **Management's Breach**

In the event of termination by Bear Hills Casino where Management has breached this Agreement, Management shall not, except as provided in this Section, have the right to share in the Net Profits from the Casino, from and after the occurrence of such breach, and Management shall indemnify and hold Bear Hills Casino harmless against all liabilities of any nature whatsoever created by or remaining after the termination of this Agreement resulting from such breach provided that Management shall have no responsibility for any liabilities created in the ordinary course of business by Management within the scope of Management's authority under this Agreement, and Management shall execute appropriate releases.

9.1.2.2 **Bear Hills Casino's Breach**

In the event of termination by Management where Bear Hills Casino has breached this Agreement, Management shall not be required to perform any further services under this Agreement. Any Net Profits on hand at the time of termination will be distributed in accordance with Section 7 of this Agreement. Bear Hills Casino shall indemnify and hold Management harmless against all liabilities of any nature whatsoever relating to the Casino or created by reason of Bear Hills Casino's breach.

9.2 **Involuntary Termination Due to Changes in Applicable Law**

It is the present understanding and intention of the parties that the establishment and operation of the Casino contemplated herein conforms to and complies with all applicable laws. In the event that this Agreement or the Casino is determined by the final judgment of a court of competent jurisdiction to no longer be lawful, the obligation of the parties hereto shall cease, and this Agreement shall be of no further force and effect; provided: (1) that Management shall have the rights set forth in Section 5.4 of this Agreement; (2) that Management and Bear Hills Casino shall retain all monies previously paid to them pursuant to Section 7 of this Agreement; (3) that all funds of the Casino in any account shall be paid and distributed as provided in Section 7 of this Agreement; (4) that any monies loaned to Bear Hills Casino and/or the Tribe under any Loan Agreements shall be repaid in accordance with the terms and provisions of such Loan Agreements.

9.3 **Termination for Failure to Perform**

Failure by the Tribe to diligently apply for and to obtain necessary approvals and licensing from Alberta Gaming and Liquor Commission and failure by the Tribe and Management to obtain and make available all necessary financing for the Casino as required pursuant to the provisions of the within Agreement shall constitute material breaches, as defined herein, and be subject to the termination provisions as set out in Section 9 hereof.

10. **Insurance**

The Casino shall maintain liability insurance in the amount of at least One Million ($1,000,000.) Dollars per person and Five Million ($5,000,000.) Dollars per occurrence for all activities on the Property. The Casino shall also keep the buildings, improvements, and contents therein insured with extended coverage for their full replacement value against loss or damage by fire, robbery, theft, malicious mischief and vandalism. The exact nature and extent of such coverage shall be determined by the Management Committee. There shall also be maintained Builders Risk Insurance in the full amount of all construction and Workers Compensation Insurance with limits as required by law. Management shall supply Bear Hills Casino with written evidence reasonably satisfactory to Bear Hills Casino of such coverage. The costs of said insurance, to the extent that it relates to the Property, Facility and the Casino, shall during construction, be added to the development costs and after opening shall be an Operating Expense of the Casino. Management shall be named as an additional named insured in any such insurance policies. To the extent permitted under applicable insurance policies, Management and Bear Hills Casino hereby waives all rights of subrogation against the other to the extent covered by insurance proceeds.

11. **Consents and Approvals**

11.1 **Tribe and/or Bear Hills Casino**

At all places in this Agreement where approval or consent or other action of the Tribe and/or Bear Hills Casino is required, said approval shall mean the written approval of the Tribe and/or Bear Hills Casino or a person or body of persons

appointed by the Tribe and/or Bear Hills Casino, by duly enacted resolution of the Tribal Council and/or Bear Hills Casino. Any such approval, consent or action shall not be unreasonably withheld or delayed.

11.2 **Management**

At all places in this Agreement where approval or consent or other action of Management is required, said approval shall mean the written approval of Management's Managing Officer, and such approval, consent or other action shall not be unreasonably withheld or delayed.

12. **Disclosures**

12.1 **Shareholders and Directors**

Management will advise Louis Bull of Management's shareholders, directors and management personnel.

12.2 **Warranties**

Management further warrants as follows:

12.2.1 that there are no management, financial or ownership interests in Management, except the interests, if any, that have been disclosed in writing to the Tribe on the date of the execution of this Agreement;

12.2.2 that no officer, director or shareholder of Management has been convicted of, or pleaded guilty to, any felony or any gaming offense or had any association with individuals or entities connected with organized crime; and

12.2.3 no person or entity, including any officers, partners, or shareholders, investors, or anyone with an ownership interest in Management has been convicted of, or pleaded guilty to any felony or any gaming offense.

For the purposes of this Section, any management, financial or ownership interests that are set forth in a written document shall be considered "undisclosed" until a copy of such document is provided to Bear Hills Casino.

12.3 **Criminal and Credit Investigation**

Management agrees that all of its shareholders, directors, officers, employees (whether or not involved in the Casino) and partners shall consent to background investigations to be conducted by applicable law enforcement authorities. Management agrees that Management, its officers, shareholders, directors, employees (whether or not involved in the Casino) shall consent to a financial and credit investigation to be conducted by a credit reporting or investigation agency at the request of Bear Hills Casino. Management further warrants that Management, its officers, shareholders, directors, partners, employees (whether or not involved in the Casino) shall disclose any information requested by Bear Hills Casino which would facilitate in such background and financial investigations and

will cooperate fully with such investigations.

12.4 **Disclosure Amendments**

Management warrants that whenever there is any material change in the information disclosed pursuant to Section 12 it shall immediately notify Bear Hills Casino of such change. All of the warranties and agreements contained in this Section shall apply to any person or entity who would be referred to in this Section 12 as a result of such changes.

12.5 **Breach of Management Warranties**

The material breach of any warranty contained in Section 12 shall be grounds for immediate termination of this Agreement, provided that if a breach of the warranty contained in Section 12.3 is discovered during the term of this Agreement, and such breach was not disclosed by any background check, but officers, directors and shareholders of Management sign a sworn affidavit that they had no knowledge of such breach therein, Management shall have thirty (30) days from the day it is informed of such breach to terminate the interest of the breaching person or entity and if such termination takes place, this Agreement shall remain in full force and effect.

13. **General Use of Facility**

13.1 **Permitted Activities**

Management shall not conduct or allow to be conducted at the Facility any illegal activities or any activities not approved by Bear Hills Casino, including the use or possession of illegal drugs. Management shall maintain an orderly, clean, and healthy atmosphere. Bear Hills Casino and Management may, upon mutual agreement, make space available at the Facility for the sale of tobacco as part of the Casino.

13.2 **Tribal Uses**

The Tribe shall have access to the Facility for a reasonable number of times, and for reasonable periods of time, to hold community events or other events the Tribe chooses to hold in the Facility when such usage will not interfere with Management's management of gaming at the Facility. The operational costs associated with any such event or events shall be borne by the Tribe.

14. **Arbitration**

In the event any dispute or controversy arising out of this Agreement cannot be settled by the parties, such controversy or dispute shall be submitted to arbitration pursuant to the provisions of the laws of the Province of Alberta and for this purpose each party hereby expressly consents to such arbitration. In the event the parties cannot mutually agree upon an arbitrator to settle their dispute or controversy within fifteen (15) days after written demand from either party to do so, a single arbitrator shall be selected pursuant to the then existing rules and regulations of the *Arbitration Act* of Alberta governing commercial transactions. The decision of the arbitrator shall be binding upon the parties

hereto for all purposes, and judgment to enforce any such binding decision may be entered in a court of competent jurisdiction in the Province of Alberta (and for this purpose each party hereby expressly and irrevocably consents to the exclusive jurisdiction of said court). At the request of either party, arbitration proceedings shall be conducted in the utmost confidentiality. In such case, all documents, testimony and records shall be received, heard and maintained by the arbitrator in secrecy, available for inspection only by either party and by their attorneys and experts who shall agree, in advance and in writing, to receive all such information in secrecy. In all other respects, the arbitrator shall conduct all proceedings pursuant to the *Arbitration Act* of Alberta.

15. **Bear Hills Casino Buyout Option**

At any time following the expiration of ten (10) years from the date the Casino opens for business to the public and Bear Hills Casino and/or the Tribe have repaid in full all funds advanced or caused to be advanced by Management under the Loan Agreements, Bear Hills Casino shall have the option to purchase all of Management's rights and economic interest in this Management Agreement by paying to Management, in cash, a sum computed as follows:

15.1 For purposes of this Buyout Option, the rights and economic interest of Management shall be equal to Thirty (30%) Percent of the fair market value of One Hundred (100%) Percent of the business carried on as the Bear Hills Casino save and except for the value of the land and buildings upon which the Casino and related facilities are operated.

15.2 Bear Hills Casino and Management shall attempt to mutually agree upon the purchase price. If the parties cannot mutually agree upon the purchase price within thirty (30) days after receipt of written notice from Bear Hills Casino of its intention to purchase, then Bear Hills Casino and Management shall attempt to select one appraiser knowledgeable in the type of business being conducted at the time by the Casino. Bear Hills Casino shall bear all the costs and expenses incurred in connection with compensation and reimburse the appraiser jointly selected by the parties for services and incidental expenses. The person so selected shall make a determination of the purchase price to be paid in accordance with the procedure set forth in Section 15.1 above.

15.3 In the event Management and Bear Hills Casino are unable to agree upon and select one (1) appraiser, then Management shall chose one (1) appraiser knowledgeable in the type of business then conducted by the Casino in accordance with the procedure set forth in Section 15.1 above and Bear Hills Casino shall select one (1) appraiser knowledgeable in such business and the two (2) appraisers chosen shall choose a third appraiser knowledgeable in such business. Each appraiser shall make a determination of the value of the Casino and the highest and lowest valuations shall be discarded the remaining valuation shall constitute the basis for the purchase price of Management's interest. In the

event a party fails to select an appraiser within ten (10) days following receipt of a written demand from another party hereto that such party select an appraiser, then the appraiser selected by the other party shall be the sole appraiser for determining purchase price. As determined pursuant to this Section, the purchase price shall be final and binding upon the applicable parties and may be enforced by arbitration proceedings as provided in Section 14 and legal proceedings to compel arbitration and confirm the arbitration award. Should Management be compelled to initiate arbitration or legal proceedings to compel payment it shall be entitled to receive its share of net earnings until the date upon which it receives in full the purchase price for its interest.

15.4 Unless extended by written consent of both parties, the time period prescribed for this procedure shall be no greater than ninety (90) days after the last of the three (3) appraisers has been appointed.

16. **Taxes**

The parties hereto shall agree, from time to time, as to the tax treatment of all profits and expenses associated with the Casino and the allocation of losses and any tax benefits as between them.

17. **General Provisions**

17.1 **Waiver**

Failure by one Party to insist on the strict performance of any covenant contained herein shall not be construed as a waiver of such covenant unless expressed in writing. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

17.3 **Counterparts**

This Agreement may be executed in several counterparts each of which when so executed shall be deemed to be an original, and such counterparts shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear date as of the date of this Agreement. This Agreement shall be considered properly executed by any party if executed and transmitted by facsimile or executed, scanned and sent by electronic mail to the other party or its solicitors.

17.3 **Further Assurances**

Each Party to this Agreement from time to time hereafter, and throughout the term of this Agreement, shall upon any reasonable request promptly execute and deliver all such documents, instruments and assurances and do all such other acts and things as may be lawful and within its power to do in order to more effectually implement and carry out the provisions and the true intent of this Agreement.

17.4 **Compliance with Law**

Each Party to this Agreement shall comply with all applicable federal, provincial, territorial, county, municipal, or other statutes, laws, ordinances, regulations, rules or orders of any governmental or quasi-governmental entity, body, agency, commission, board or official applicable to the business of that Party.

17.5 **Expenses**

Except as otherwise specifically provided in this Agreement, each of the Parties hereto shall bear its own expenses (including those of counsel, accountants and advisers) incurred in connection with this Agreement and the transactions contemplated by this Agreement.

17.6 **Notice**

Any notice required to be given pursuant to this Agreement shall be addressed to the respective Parties as follows:

To Bear Hills Charitable Foundation, Bear Hills Casino, the Tribe and/or 677626 Ltd.:

c/o LOUIS BULL TRIBE
P.O. Box 130,
Hobbema, Alberta T0C 1N0
ATTN: Chief and Council
Fax: 780-585-3799

and to: DUBUC/OSLAND
265 Carling Avenue,
Suite 204,
Ottawa, Ontario K1S 2E1
ATTN: Mr. Alain J. Dubuc
Fax: 613-236-3771

To Management:

c/o DENNIS PIOTROWSKI
932 Spring Street
Suite 201
Petoskey, Michigan
49770
Fax: 231-347-0177

and in all cases so delivered personally, or by certified mail Return Receipt Requested, or by courier or so sent by means of electronic communication (so confirmed). Any notice so given shall be deemed conclusively to have been given and received when so personally delivered or sent by telecopier or other electronic communication or on the second day following the sending thereof by private

courier or mail. Any party hereto or others mentioned above may change any particulars of its address by written notice to the others in the manner aforesaid.

17.7 **Successors**

The benefits and obligations of this Agreement shall enure to and be binding upon the Parties hereto and, subject to any rights of the Tribe as herein set out, the Agreement shall not be assigned, transferred, or encumbered by Management, except with the written consent of Bear Hills Casino pursuant to a duly enacted resolution of Bear Hills Casino and the consent of the Tribe pursuant to a duly enacted Band Council Resolution and the approval of any governmental authorities that have competent jurisdiction over such matters. The Tribe retains the absolute right to deny consent to any proposed assignment, transfer, or encumbrance; provided that Bear Hills Casino's approval shall not be required for any transfer to a successor corporation or partnership, as applicable. In addition, subject to the foregoing, the officers, directors and management personnel of Management shall not be changed and/or replaced ('Change of Control') without the approval of Bear Hills Casino and the Tribe, which consent shall not be unreasonably withheld or delayed. Such Change in Control shall include the sale or transfer of a controlling interest of the stock of Management or of the interests in the partnership, but shall not include the removal or termination of any partner, shareholder, or other ownership interest that exists and that has been disclosed to Bear Hills Casino on the date of execution of this Agreement or approved by Bear Hills Casino subsequent thereto.

17.8 **Recordation**

At the option of Management or the Tribe and/or Bear Hills Casino, this Agreement may be recorded in any public records.

IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS AGREEMENT THIS 12th day of January, 2011.

SIGNED, SEALED AND DELIVERED IN THE PRESENCE OF:

BEAR HILLS CHAITABLE FOUNDATION

Per: ______________________

Per: ______________________

I have the authority to bind the Corporation

communication or on the second day following the sending thereof by private

BEAR HILLS CASINO INC.

Per: ______________________

Per: ______________________

I have the authority to bind the Corporation

677626 ALBERTA LTD.

Per: ______________________

Per: ______________________

I have the authority to bind the Corporation

DENNIS PIOTROWSKI, IN TRUST, for a company to be formed pursuant to the laws of the State of Nevada, United States of America

Per: ______________________
Dennis Piotrowski

Per: ______________________
Dual Cooper

LOUIS BULL TRIBE

Per: ______________________

Per: ______________________

Per: ______________________

Per: ______________________

Per: ______________________